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Set forth below is (i) an email sent to certain stockholders of Macquarie Infrastructure Corporation (the “Company”) on May 3, 2018, (ii) excerpts from the transcript of the Company’s conference call regarding financial results for the quarter ended March 31, 2018 and (iii) support slides related thereto posted to the Company’s website.

Dear MIC Shareholders,

This morning we hosted our first quarter 2018 financial results conference call. I’ve attached our press release for your convenience. I would encourage you to listen to a replay of the call and review the supplemental materials [here].

As MIC’s recently appointed CEO, I would welcome the opportunity to speak directly with you in the coming days. Please let me know of your interest and availability for a discussion about our performance and prospects.

As you will see, our first quarter results reflect the fundamental strengths of our diversified portfolio of infrastructure businesses and the continued execution of our stated key priorities. Highlights from the quarter include:

•	Financial results in line with our expectations for the year
•	Strong performance of Atlantic Aviation and better than anticipated results from Contracted Power
•	Progress on initiatives including the repurposing and repositioning of IMTT and the divestiture of non-core businesses
•	Reaffirmed guidance for 2018 and authorized cash dividend of $1.00 per share (consistent with guidance)

We remain focused on reinvigorating growth and engaging directly with shareholders. I look forward to scheduling a conversation with you.

On behalf of all of us at MIC, thank you for your investment and continued support.

Sincerely,

Christopher Frost

Chief Executive Officer

Macquarie Infrastructure Corporation

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Conference Call held on May 3, 2018

Jay Davis, Director of Investor Relations: This presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has been prepared solely for information purposes and is not a solicitation of an offer to buy or sell any security or instrument.

This presentation contains forward-looking statements. We may, in some cases, use words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation are subject to a number of risks and uncertainties.

A description of known risks that could cause our actual results to differ appears under the caption “Risk Factors” in our Form 10-K. Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. The forward-looking events discussed in this presentation may not occur.

These forward-looking statements are made as of the date of this presentation. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of this presentation, whether as a result of new information, future events or otherwise, except as required by law.

In addition to Christopher Frost, participating in today’s call is Macquarie Infrastructure Corporation’s Chief Financial Officer, Liam Stewart. At this time it is my pleasure to introduce Macquarie Infrastructure Corporation’s Chief Executive Officer, Christopher Frost.

Christopher Frost, Chief Executive Officer: Thank you, Jay….And thank you for joining our call this morning.

Our call today will cover three principal topics:

1.	An overview of our priorities to drive growth in long-term shareholder value;

2.	MIC’s financial results for the first quarter of 2018, results that were in line with expectations and contained positives across MIC’s diverse portfolio of infrastructure businesses; and,

3.	Additional information about IMTT including insight into our progress with the repurposing and repositioning of certain assets.

In connection with this call we have produced a set of slides that have been posted to our website. I encourage you to download them. And we will, of course, provide plenty of time for your questions.

Before I get into our agenda, I would like to start by addressing our decision to reduce the dividend and lower dividend guidance to $1 per share, per quarter.

All of us at MIC, from the Board down, are aware that the decision to reduce the dividend and the subsequent decline in MIC’s share price has caused frustration for many of you.

The decision was not taken lightly, but we believe best positions MIC for long-term financial strength and the creation of sustainable shareholder value.

The decline in IMTT’s utilization rate was just one of a number of factors that influenced the Board’s decision to reduce MIC’s quarterly dividend. Some of the other factors considered by the Board included a desire to enhance balance sheet flexibility, shifts in credit and equity markets and continued opportunities to invest in MIC’s portfolio.

As our first quarter results indicate, the cash generating capacity of MIC’s businesses is largely unchanged from 12 months ago. We expect MIC will generate EBITDA of around $700 million this year – roughly the same as last year - and we are confident we can grow from here.

Since my appointment as CEO, I have worked with my colleagues to review the performance and prospects of each of our businesses. This analysis has helped us affirm three strategic priorities for the Company.

1.	Our first priority is the repurposing and repositioning of IMTT to enhance connectivity with customers and improve the logistics capability of IMTT’s facilities in light of shifting market dynamics. We believe this will increase the cash generating capacity of the business over the medium term.

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2.	Second, we must manage our capital even more efficiently.

o	We have refined our growth capital requirements for 2018. We are also executing on initiatives to dispose of non-core assets. We expect to be in a position to fund an increasingly larger portion of our capital needs from internally generated cash flows going forward.

3.	Our third priority is to increase the Company’s balance sheet strength and flexibility – to position the business to take advantage of attractive opportunities when they arise and to weather periods of economic stress.

Underpinning these three core priorities is our ongoing commitment to shareholder engagement, transparency and strong corporate governance. Transparency in this context means providing more useful information about our businesses - you will see some of that today in the context of our supplemental disclosure on IMTT.

I firmly believe that the effective execution of the initiatives backing each of these priorities will deliver growth in value to our shareholders.

I’ll turn now to an overview of our results for the first three months of the year.

MIC’s financial performance in the first quarter demonstrates the fundamental strengths of our diverse portfolio. MIC generated an expected level of adjusted proportionately combined EBITDA of approximately $179 million for the quarter, broadly flat with both the prior comparable quarter and slightly ahead of the fourth quarter 2017. This EBITDA result reflects:

1.	Performance by IMTT that was consistent with our revised expectations around lower utilization, partially offset by the performance of terminals acquired last year;

2.	Continued strong performance at Atlantic Aviation driven by increases in flight activity and contributions from 2 sites acquired in 2017;

3.	Contributions from Contracted Power that included better than anticipated performance across both the thermal and wind businesses. And,

4.	Disappointing performance at MIC Hawaii, principally as a result of higher costs.

Based on the results for the first quarter, together with our view on trading through the first part of the second quarter, we have reaffirmed our 2018 guidance. For the full year, we continue to expect MIC to generate EBITDA of between $690 and $720 million, which is broadly in line with 2017.

Regarding capital deployment, we continue to expect base line maintenance capital expenditures to total between $35 and $45 million for the year. At IMTT, a portion of our expenditures related to repurposing storage capacity will also be characterized as maintenance capex and be incremental to that figure.

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In February, I noted that we were expecting to invest approximately $350 million in various growth initiatives in 2018. We have reviewed all of the projects we have committed to and concluded that some costs could be saved and that a small number of projects could be completed in 2019 or later.

At this point we also have a better view of our 2018 spending on repurposing and repositioning at IMTT, and on discretionary growth projects more broadly. As a result, we now believe that growth capital deployments in 2018 will be approximately $300 million, including the repurposing capex. We’ve illustrated our expectations, by category, on slide 8.

This means that we could potentially fund our dividend and our growth capital needs with a combination of retained earnings and some clean-up of the portfolio. That clean-up – sales of smaller, non-core businesses - is currently expected to generate about $30 million of cash proceeds.

As mentioned in February, we are evaluating the sale of a portion, including 100%, of BEC. As you can appreciate, I’m unable to comment any further at this time.

To the extent we sell BEC, some of the proceeds would be available to further strengthen our balance sheet and increase our financial flexibility.

At this point I’ll turn the floor over to our Chief Financial Officer, Liam Stewart, to provide some additional color on these and other matters related to our first quarter results.

Liam Stewart, Chief Financial Officer: Thank you, Chris.

As Chris said, at a consolidated level, MIC generated EBITDA for the first quarter that was flat with the first quarter of 2017. The result highlights the benefits of a diversified portfolio as well as the strength of the performance of, in this quarter, Atlantic Aviation and Contracted Power.

Free Cash Flow totaled $136 million or $1.60 per share for the quarter. This result was consistent with our expectations and reflects both the impact of the increase in the number of our shares outstanding this quarter, as well as increases in interest expense and maintenance capital expenditures.

At a segment level:

IMTT generated EBITDA of $78.1 million, down 6% on last year’s result, and Free Cash Flow of $55.5 million, down 19% on the first quarter of 2017. The decline in EBITDA was mainly the result of the previously disclosed and forecast decrease in utilization. Free Cash Flow was also impacted by increases in maintenance capital expenditures and higher interest expense.

Storage utilization – defined as the portion of IMTT’s lease-based capacity under contract during the quarter – declined to an average of 88.1% in the first quarter. We continue to expect utilization across IMTT to average in the mid-80-s percent range for the full year, subject to market conditions.

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Atlantic Aviation posted a record level of EBITDA in the first quarter, up 9.3% on the first quarter of 2017 to more than $70 million. Free Cash Flow generation was also at record quarterly levels, up 1% to $57 million.

Atlantic continued to strengthen its position in the southern California market during the period with an on-field consolidation of an FBO in Carlsbad.

The performance of Atlantic Aviation in the quarter reflected the benefit of continued favorable trends in general aviation flight activity. Domestic general aviation flight activity was up 2.2% for the quarter versus the prior comparable period.

The performance was also reflective of the work that the team at Atlantic Aviation has done over the last five years to expand the franchise into key general aviation markets. Those expansions increase both the earnings power and the relevance of Atlantic Aviation’s network.

Contracted Power saw the strongest growth in the portfolio in the first quarter of 2018. EBITDA and Free Cash Flow were up 25% and 48%, respectively, versus the first quarter of 2017.

While the segment benefited from weather conditions that were favorable for power generation, the improved financial results would not have been achieved without having insourced oversight of the operations of our renewable facilities late last year.

Regarding the buildout of BEC, mechanical completion was achieved at BEC II in late February. The generators have since been successfully test-fired and are undergoing routine integration into the grid.

In contrast to Contracted Power, results for our smallest segment, MIC Hawaii, were below expectations. While the volume of gas sold by Hawaii Gas rose 6% year over year, it was offset by lower non-utility margins and higher costs across the Hawaii segment generally. For the quarter, MIC Hawaii produced EBITDA and Free Cash Flow of $14.8 million and $10.7 million, respectively.

The general rate case filed by Hawaii Gas last summer is progressing through a normal review process. On the current trajectory, we continue to expect an interim decision on the matter by the Hawaii PUC in the middle of 2018.

The investments we made in 2017 are delivering expected amounts of EBITDA. We anticipate recording an incremental $16 million of EBITDA in 2018 related to the acquisitions of Epic Midstream and the FBOs added to the Atlantic network in 2017. In addition, the various projects that were funded, including for example BEC II, are expected to contribute approximately $20 million during the year. These contributions are reflected in our 2018 guidance.

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Turning to our balance sheet:

MIC ended the first quarter with proportionately combined net debt of $3.6 billion, pro-forma leverage of 4.9 times and available liquidity of approximately $1.0 billion.

Leverage increased marginally from year-end 2017, as expected.

We continue to prudently manage our capital deployments, in line with our revised guidance, to ensure an appropriate balance between maintaining the financial strength of MIC and the growth of our businesses.

Our leverage and liquidity position at year-end 2018 will turn partly on the outcome of our strategic review of BEC. Over the medium term it remains our objective, given the current mix of businesses, to reduce leverage to below 4.5x.

In tandem with our ongoing focus on improving operations, we are also progressing a number of initiatives to simplify the MIC business. IMTT has closed on the sale of OMI Environmental Solutions. That transaction is expected to generate net proceeds of approximately $11 million and we have line-of-sight over a number of similar initiatives.

As Chris also mentioned, assuming we are able to execute on these, we estimate they could generate in the vicinity of an additional $30 million of proceeds.

We have reaffirmed our guidance for generation of EBITDA in 2018 in a range of $690 to $720 million. Our guidance assumes the continued stable performance of our businesses and no material change in the macroeconomic backdrop.

We have also initiated segment level guidance for 2018 as a means of refocusing on one critical point: namely, that MIC continues to generate a substantial amount of cash earnings across the portfolio.

In particular, I note that we expect IMTT to generate EBITDA for the full year in a range between $285 and $295 million. These figures are inclusive of approximately $15 million in EBITDA from Epic and up to potentially $8 million of deferred revenue. This should be compared with the $326 million reported in 2017, less a part year $6 million from Epic and approximately $12 million in deferred revenue reported in the second quarter. In other words, on a same store basis, EBITDA at IMTT is expected to be down by approximately $40 million, or 12%, in 2018.

Overall, the decline at IMTT is expected to be offset by improved performance at Atlantic Aviation and Contracted Power in particular. In this regard, we are assuming continued growth in general aviation flight activity and the part year contribution from BEC II. In short, we anticipate a balanced result that reflects the diversity of our portfolio and an EBITDA result that is flat with 2017.

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Frost: Thanks Liam.

On the back of the first quarter results the MIC Board has authorized the payment of a cash dividend of $1 per share for the first quarter, consistent with the guidance we provided in February. We believe this strikes an appropriate balance between returning cash to our shareholders and being able to invest in the growth of our businesses. The $1 dividend represents a payout of approximately 63% of the Free Cash Flow generated during the period. The dividend will be paid on May 17 to shareholders of record on May 14.

We intend to use a portion of future growth in our cash flow to support an increase in our dividend. When we have advanced ongoing initiatives at IMTT and determined the best path forward for BEC, we expect to be able to provide you with dividend guidance around the timing of such a dividend increase.

With that as a review of the quarter, I’ll move to a few comments on IMTT and prospects for that business, beginning with some additional background.

IMTT operates principally in two markets – the Lower Mississippi River and in New York Harbor at Bayonne. The Lower Mississippi comprises the main terminal at St. Rose and three other terminals on the River. Together, the Lower Mississippi and Bayonne facilities account for approximately 85% of the IMTT business by EBITDA and 80% by installed tank capacity. A breakdown of the IMTT estate is shown on page 10.

IMTT has approximately 45 million barrels of capacity available to lease to third parties across all of its 19 terminals. Another roughly 3.5 million barrels generate revenue unrelated to utilization.

As shown on slide 11, a significant portion of Lower Mississippi storage and handling facilities are positioned for heavy and residual oils. In Bayonne, the facilities are mainly positioned for gasoline and distillates, or what we refer to as clean petroleum products, and to a lesser extent to heavy and residual products.

As with many bulk liquid storage businesses, IMTT’s customers are a mix of commodity traders and “system players” - customers who use IMTT’s storage and handling facilities as part of production processes or supply chains.

It is important to note that the substantial majority of IMTT’s customers are system players. But bulk liquid storage businesses benefit from the presence of some commodity traders. As with many markets and many products, traders facilitate product movement among other customers within a terminal.

Over time, both the Lower Mississippi and Bayonne facilities have had a meaningful contingent of commodity traders as customers – as much as 20% both by contract number and leased capacity. Commodity traders typically move in and out of the market based on short-term opportunities.

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Turning to what happened late last year:

Over the course of the fourth quarter, approximately 1.6 million barrels of storage capacity was not renewed. Additionally, in December 2017, IMTT was notified by 7 mainly commodity traders that contracts for approximately 1.8 million barrels of storage capacity coming up for renewal in December and January would not be renewed. The December non-renewals impact 2018 average utilization, not 2017, as the tanks were under contract.

In addition, we were notified that another 1.6 million barrels currently under contract would only be under contract through the middle of December 2018 as a result of a refinery closure.

It is important to note these late December non-renewals were not mid-term cancellations, but rather contracts that were reaching their agreed end date.

These events taken together, led us to comb through the IMTT lease book across the entire business to determine the extent to which the business might be at risk for non-renewals in the future.

Based on what we knew about non-renewals at that point, plus what we considered potential non-renewals over the course of the year following that review of the lease book, we issued guidance in February including the expectation that storage utilization would average in the mid-80-s percent range in 2018.

The repurposing and repositioning initiatives are anticipated to result in utilization recovering to the low-90-s percent range in 2020.

•	Many of you have asked what products and markets contributed to the challenges at IMTT?

When we spoke with you in February, we used the words “#6-oil” as shorthand for a range of heavy and residual oils rather than discussing the specifics of a number of sub-categories. But by doing so we may have inadvertently created the impression there were no positive aspects to the market.

That is not accurate – there is demand for sub-categories of heavy and residual oil including, for example, VGO, VTB, etc.

It is accurate that the capacity involved was located at IMTT’s St. Rose facility. It is also accurate that the counterparties who did not renew their contracts were mainly commodity traders, not system players.

Commodities traders exited the market as a consequence of the backwardation in heavy and residual oils. We believe heavy and residual oils are in backwardation, in part, as a result of the uncertainty surrounding the implementation of new regulations related to low Sulphur fuel oils in 2020. Because they don’t “need” the storage, per se, traders have low barriers to exit.

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However, refiners must make heavy and residual oil – every barrel of crude yields a few gallons of the stuff – and there is an ongoing need to move this product into useful processes. We believe some of it will be coked to extract low-Sulphur distillates and some of it is likely to be used as a supplement to crude feedstocks and be further refined. Given IMTT’s strategic location on the Lower Mississippi, our repurposing and repositioning initiatives are designed to take advantage of these developments.

•	How much capacity is involved and how much will be repurposed?

Today, the 45 million barrels of capacity at IMTT includes approximately 17.4 million barrels of heavy and residual oil. About two thirds of the heavy and residual capacity is on the Lower Mississippi due to the proximity of the terminal to major refineries. The remaining third is spread across the estate and is generally tied to fundamental demand, such as a local bunker market or back-up fuel for power generation. Heavy and residual oil capacity will be right-sized to approximately 14 million barrels across all of IMTT as a result of the repurposing to clean product capacity on the Lower Mississippi.

•	How much will repurposing cost and how long will it take?

In February, I said that MIC would invest about $75 million per year over three years on the repurposing and repositioning of certain assets of IMTT. Some people have misinterpreted that as repurposing will cost $225 million. That is not accurate. As shown on slide 12, there are a significant number of projects underway in connection with the repurposing and repositioning of IMTT.

Repurposing storage capacity involves potentially three phases as set out on slide 15. In the first phase the capacity is returned to a condition suitable for heavy and residual product use. In phase two, secondary cleaning prepares the capacity for use with a clean product. Finally, in phase three, physical modifications of the capacity, if needed, are completed. In total, these could take up to nine months.

While the repurposing of the tanks is being carried out, it will be important for IMTT to secure contracts from new customers. Ideally, IMTT will not repurpose storage capacity speculatively – however, it is unlikely that every tank being repurposed will be contracted prior to modification. But that will be the objective.

I am confident that this is the right strategy for IMTT. As evidence, I am pleased to announce that contracts have already been signed with a system player customer for the repurposing of 500,000 of the 1.3 million barrels currently being repurposed.

When the repurposing has been completed, we will have improved the condition of IMTT in several ways. First, the business expects to have a more diversified customer base that includes more system players. Second, revenue per barrel should increase from where it is today, all else being equal, with the addition of higher value, higher revenue products. And third, IMTT will have reduced exposure to heavy and residual oil by removing capacity.

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•	So, what is “repositioning”?

Repositioning involves modification or addition of certain assets and the development of additional capacity and capability in response to customer demand in growth markets.

Some of these are projects that IMTT has been working on for the better part of two years. In some cases these projects are backed by long-dated contracts. We expect that repositioning expenditures by IMTT will also total between $10 and $20 million in 2018.

Importantly, neither the repurposing of existing tanks nor the repositioning of the estate are new concepts. IMTT undertook substantially similar repurposing of heavy and residual oil capacity in Bayonne in late 2012 as shown on slide 13. And the Geismar Logistics Center developed in 2008 and 2009 is an excellent example of the kind of integration between IMTT and its customers that we believe can be achieved today as well.

•	Where do we stand now relative to repurposing and repositioning IMTT and other initiatives highlighted in our last call?

Since our February results announcement:

•	IMTT has exited OMI Environmental Solutions, a non-core business of IMTT;
•	Plans for infrastructure expansions on the Lower Mississippi have been developed;
•	Improvements to intermodal connectivity in Bayonne are being evaluated – these would enhance the marketability of the terminal and potentially offset softer demand for clean refined product storage;
•	Existing capacity at St. Rose has been reconfigured among current customers in order to optimize IMTT’s ability to get new customers into existing tanks; and,
•	S&P has confirmed IMTT’s investment grade corporate rating.

Over the next 18 months we anticipate repurposing up to 3 million barrels on the Lower Mississippi to store clean petroleum products, ethanol, chemicals or vegetable and tropical oils. The conversion of a portion of the capacity to clean petroleum in particular will allow IMTT to capitalize on expected increases in gasoline and diesel exports as U.S. refiners increase production efficiency. Given the presence of large refineries on the River, and our unequaled marine access, the Lower Mississippi is well placed to benefit from that trend.

Last, I would like to mention our upcoming annual shareholder meeting taking place on May 16. In preparation for the meeting we have been speaking with, and will continue to reach out directly to, many of you to discuss our strategic initiatives. We appreciate and value the input and feedback that we have received to date.

•	We have laid out a clear set of priorities that we believe will drive growth in value for shareholders. We are:
o	Reinforcing the infrastructure characteristics of our businesses;
o	Managing our capital even more efficiently;
o	Increasing our balance sheet strength and flexibility; and,
o	Proactively engaging with investors.

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•	MIC’s performance for the quarter was wholly consistent with our expectations. Reliable performance by the majority of our businesses is expected to offset a decrease in the contribution from IMTT and is expected to result in the generation of EBITDA in 2018 that is very nearly the same as it was in 2017.

•	At IMTT we have moved quickly to address the challenges of an evolving liquid commodities markets. We have a good plan and look forward to updating you on our progress throughout the year.

I realize that these have been lengthy prepared remarks, but I feel that it was essential to get this information out to the widest possible audience. I thank you for your patience and welcome your questions at this time.

[Operator Instructions]. Our first question comes from Jeremy Tonet with JP Morgan.

William Kawas: This is Bill on for Jeremy. Can you expand on the changes you're seeing in the New York Harbor storage market for IMTT? And how much heavy and residual oil exposure is there at the Bayonne facility?

Christopher Frost: I think as we sort of alluded to in the prepared remarks that we see -- we are sort of seeing a little softening in demand for distillate and gasoline shortage in Bayonne. And part of the repurposing and repositioning, particularly in relation to the repositioning, is really designed to look at ways that we can enhance the infrastructure connectivity around Bayonne to ensure that we have the ability to attract customers and to distribute their products.

William Kawas: Okay. And then for the Contracted Power segment guidance, it looked similar to last year's EBITDA. Just curious on the drivers there, given the BEC II in service in 2018?

Liam Stewart: Bill, it's Liam. With the guidance for Contracted Power in first that we continue to have pretty good resource, which we definitely experienced on the renewable front. And also the BEC II comes online and starts to, one, generate electrons around June of this year. So we get the benefit of capacity prices into the second half of the year. So that's the genesis behind the guidance for that segment.

William Kawas: Okay, thanks. And then just one last one. What level in the storage utilization guidance of recontracting do you assume through 2020 of that 17. 3 million barrels of heavy and residual storage?

Christopher Frost: Bill, it's Chris. I would sort of say the assumption to the guidance seems 85% average utilization throughout 2018. We, as we sort of said in the prepared remarks, are currently on track with that, with running a number of different scenarios as we look as the rent comes up for renewal and all of those are guiding us to 85% average utilization across the entire state.

Our next question comes from Tristan Richardson.

Tristan Richardson: Just curious on the $225 million, $25 million repurposing and repositioning. What portion do you guys expect to be classified as maintenance CapEx or sustaining CapEx versus growth capital over that time period?

Liam Stewart: Hi, it's Liam. I think what we've laid out is that the guidance for sustaining capital expenditure for IMTT this year is in the range of $20 million to $25 million. And we preliminary identified for 2018 that all the anticipated spend on repurposing up to potentially $15 million will be classified as maintenance capital expenditure. We don't have precise line of sight, one, because as the projects come up, coursings will potentially be made or be -- a part in the projects will be maintenance CapEx and part will be growth CapEx, but we wanted to flag that out as potentially being classified as maintenance capital expenditure going forward. I think it's probably pretty reasonable to assume and, again, I clarify by saying we don't have precise visibility on which projects will constitute the $225 million over the next 3 years. But of the repurposing projects, it will be in the range, I would suspect, at sort of that $10 million to $15 million per annum potentially is classified as maintenance CapEx expenditure.

Tristan Richardson: That's helpful. And then just also, a small minor item, just the benefit of the deferred revenue at IMTT in the quarter?

Liam Stewart: Yes. So it's like a de minimis contribution to IMTT's EBITDA in the quarter, and may potentially be over the course of the year, 1% to 2% of IMTT's overall EBITDA.

Tristan Richardson: That's helpful. And then, just last one. I think you talked a little bit about capital efficiency in finding some projects that could be executed in 2019 or beyond and that was part of the refining of the CapEx? Could you break out the refining of CapEx between scope change on IMTT versus other projects that you saw that could be done in '19 and beyond?

Liam Stewart: Yes. I think in terms of the bridge between the initial $350 million and the revision down to $300 million, I'd say there's a portion of it, and a portion that's moved to other businesses in IMTT that we pushed out into 2019 just from a sort of perspective as to we have line of sight on today. There's also a portion of it. As Chris mentioned, we're very focused on making sure that we deploy that capital as effectively as we possibly can in a way that's most accretive in terms of returning to growth. And as a result of that, there have been a few projects across all of the segments that we've determined we're going to put on hold for the time being and not incorporating the $300 million.

Our next question comes from Ian Zaffino with Oppenheimer.

Ian Zaffino: I just have a follow-up on that CapEx question there is -- what's sort of the goal here? Is the goal to eventually become self-funding with all your capital expenditures or just a portion of it? How do we think about that? Because it seems like you're pushing things out a little bit, which is fine as long as it is kind of consistent with the strategy, which I'm kind of trying to drill down into. And also of those projects that you kind of either cutout or delayed, was it just short of the forced ranking of IRRs? Or how did you kind of get to that bottom of the critical barrel and decided to switch it to 2019?

Christopher Frost: It's Chris Frost. I think we just sort of laid out in the prepared remarks and even the accompanying the material, the key element of our strategy and our priorities this year is to invest in our two large businesses to ensure that we're strengthening the infrastructure characteristics of those businesses. Related to that, we're also looking to manage the capital that we have available to us as efficiently as we can. Our focus is very much on the repurposing and repositioning of IMTT in order to return that business to growth and to position IMTT to get greater exposure to some of these growth markets and diversify its product base, which it has been doing historically. I think you're right in sort of saying that as we evaluate the pool of investable opportunities that we have, obviously we are constantly prioritizing those opportunities to ensure that they provide the greatest accretion and that they are consistent with our strategy, which is willing to sort of reinforce the investment characteristics of the business.

Ian Zaffino: Okay. And second question would be on BEC? Where are we as far as a sale process? I mean are you switching bids or you're still looking for bids? What is sort of the timing of maybe the receipt of proceeds? And is there a chance that other different options, where you might be willing to sell half of it or you're really considering 100% of it?

Liam Stewart: Ian, as I said on the February earnings announcement, we are currently evaluating options with respect to BEC. As we indicated that, that could be -- that could involve an exit of some of it or could involve an exit of 100%, but we're still in the process of undertaking that review and would look to update the market as we conclude that.

Our next question comes from TJ Schultz with RBC Capital Markets.

Torrey Schultz: The 3 million barrels that are to be repurposed, are those all at St. Rose? Or is there also some capacity to be repurposed at Bayonne?

Christopher Frost: The principal focus is -- of the 3 million barrels is on the Lower Mississippi and the corrected St. Rose. Our focus with respect to Bayonne is more around enhancing the customer connectivity and so looking at the additional infrastructure we can put in there to ensure that it provides the most attractive option for our distant customers.

Torrey Schultz: Okay. And the remaining heavy and residual oil exposure, are there remaining customers there that are traders? If you could just provide some more color on the remaining customer mix there and comfort level that those customers will stay in place?

Christopher Frost: Yes. Look, I think I would certainly refer back to the comments with regards to the methodology that we deploy to come up with the guidance of 85% average utilization across 2018. And that is that we have a really good look at the rent book at IMTT and to that extent we felt that some other contracts, which are due to expire this year were at risk of nonrenewal, we incorporated those into our guidance. So we sort of feel like we've given it a good shake. And the customers that we continue to have, we feel pretty comfortable about, even there's a good majority of those which are system players.

Torrey Schultz: Okay. And then moving to BEC with the potential sale, can you just discuss the use for cash and balance sheet management? Would you expect to recycle some of that cash in the new assets or investments just to replace some of the lost cash flow? Or is that all really earmarked for debt reduction?

Christopher Frost: I sort of said in the prepared remarks, the intention with any sale proceeds, and I don't want to get ahead of us, would be really to sort of strengthen the balance sheet and enhance our financial flexibility. I think we need to sort of see where we end up, and we'll look to update the market as and when that occurs.

11

MIC May 3, 2018 First Quarter 2018 Earnings Conference Call Support Slides

PAGE 2 This presentation by Macquarie Infrastructure Corporation (MIC) is proprietary and all rights are reserved . Any reproduction, in whole or in part, without the prior written consent of MIC is prohibited . This presentation is based on information generally available to the public and does not contain any material, non - public information . The presentation has been prepared solely for informational purposes . It is not a solicitation of any offer to buy or sell any security or instrument . This presentation contains forward - looking statements . Forward - looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control . Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward - looking statements . A description of known risks that could cause our actual results to differ appears under the caption “Risk Factors” in our Form 10 - K filed with the SEC on February 21 , 2018 , our Form 10 - Q filed with the SEC on May 2 , 2018 , and other materials filed with the SEC subsequently . Additional risks of which we are not currently aware could also cause our actual results to differ . These forward - looking statements are made as of the date of this presentation . We undertake no obligation to publicly update or revise any forward - looking statements whether as a result of new information, future events or otherwise, except as required by law . “Macquarie Group” consists of Macquarie Group Limited and its worldwide subsidiaries and affiliates . MIC is not an authorized deposit - taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 . Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of MIC . Use of Non - GAAP Metrics In addition to our results under U . S . GAAP, we use certain non - GAAP measures to assess the performance and prospects of our businesses . In particular, we use EBITDA excluding non - cash items, Free Cash Flow and certain proportionately combined financial metrics . Proportionately combined financial metrics reflect our proportionate ownership interest in our wind and solar facilities . We define EBITDA excluding non - cash items as net income (loss) or earnings — the most comparable GAAP measure — before interest, taxes, depreciation and amortization and non - cash items including impairments, unrealized derivative gains and losses, adjustments for other non - cash items and pension expense reflected in the statements of operations . EBITDA excluding non - cash items also excludes base management fees and performance fees, if any, whether paid in cash or stock . We define Free Cash Flow as cash from operating activities — the most comparable GAAP measure — which includes cash paid for interest, taxes and pension contributions, less maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures, and excludes changes in working capital . Please review our Form 10 - Q and earnings release, filed on May 2 , 2018 , for a complete discussion of our use of non - GAAP metrics and reconciliations to the most comparable GAAP measures . Important Notice

Positioning MIC for Sustained Success

PAGE 4 Multiple value - enhancing initiatives currently underway Positioning MIC for Sustained Success Priorities Selected Initiatives Reinforce the infrastructure characteristics of MIC’s businesses IMTT Repurposing and Repositioning  Commenced repurposing of IMTT capacity to reposition towards products with more favorable demand Efficiently manage capital Portfolio Review  Prioritize capital expenditure  Initiated strategic review of Contracted Power  Sale of OMI Environmental Solutions Increase balance sheet flexibility Proactive Management  Extend tenor of debt facilities  Reduce leverage with proceeds of asset sales Proactive investor engagement Continued Engagement  Enhance segment reporting Maintain strong corporate governance Board Composition  Five of seven independent directors, three independent directors added since 2011 and one independent director added in past two years  Leading executive search firm retained and evaluating new independent directors 1 2 3 4 5

Results for 1Q’18

Results and Guidance

Consolidated and Proportionately Combined Results

$ Millions	Consolidated				Proportionately Combined[1]			
	1Q '18	1Q '17		%	1Q '18	1Q '17		%
Net Income	46.8	32.6	▲	43%	45.5	32.6	▲	39%
Adjusted EBITDA ex Non-cash Items[2]	181.9	182.7		- %	178.7	180.2	▼	(1%)
Cash from Operating Activities	144.1	127.6	▲	13%	141.9	125.6	▲	13%
Adjusted Free Cash Flow[2]	138.3	148.6	▼	(7%)	135.9	146.9	▼	(8%)

Reaffirming Our 2018 Guidance:

$ Millions (Proportionately Combined[1])	2018E	2017A
Adjusted EBITDA ex Non-cash Items[3]	690 – 720	718.5
Adjusted Free Cash Flow[3]	520 – 544	567.9
Dividend per Share	$4.00	$5.56

1. Includes only MIC's proportionate interest in its wind and solar facilities within the Contracted Power and MIC Hawaii segments.
2. Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow exclude costs in connection with the evaluation of various investment and acquisition opportunities for the quarter ended March 31, 2018 and exclude costs relating to implementation of our shared services center for the quarter ended March 31, 2017.
3. Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow exclude costs in connection with the evaluation of various investment and acquisition opportunities for the years ended December 31, 2018 and 2017 and exclude costs relating to implementation of our shared services center for the year ended December 31, 2017.

PAGE 6

PAGE 7 (5.0) 6.0 3.6 (4.5) (5.4) (4.0) (1.6) (0.1) 0 40 80 120 160 200 Cash Generation  Adjusted Free Cash Flow (Proportionately Combined) 1,2 was $ 135.9 million in 1Q’18, reflecting a decrease of 8 % from $146.9 million in 1Q’17 – Outperformance at Atlantic Aviation and Contracted Power offset reduced contribution from IMTT and MIC Hawaii – Decline was due primarily to increased maintenance capital expenditures, higher interest expense and reduced Corporate EBITDA  Weighted average shares outstanding increased to 84.8 million for 1Q‘18 compared to 82.1 million in 1Q’17 $ millions 146.9 135.9 1Q’ 17 1Q’ 18 IMTT Atlantic Aviation Contracted Power MIC Hawaii Maintenance Capex Interest Expense Corporate EBITDA Cash Taxes Adjusted EBITDA (Business Units: +$0.1m) 1,2 1. Includes only MIC’s proportionate interest in its wind and solar facilities within the Contracted Power and MIC Hawaii segments . 2. Adjusted EBITDA excluding non - cash items and Adjusted Free Cash Flow exclude costs in connection with the evaluation of various investment and acquisition opportunities for the quarter ended March 31, 2018 and exclude costs relating to implementation of our shared services center for the quarter ended March 31, 2017. Adjusted Free Cash Flow (Proportionately Combined) 1,2

PAGE 8 Note: Totals may not add due to rounding. Latest best estimate as of May 2, 2018. 1. IMTT anticipates a portion of IMTT’s repurposing may be characterized as maintenance capex up to $15 million. 2018E Committed Capex By Segments: $170 million 2018E Strategic Capex: $120 - 140 million 2018E Maintenance Capex: $35 - 45 million 2018 Capital Deployment Business Unit $ Millions IMTT 20 - 25 Atlantic Aviation 8 - 10 MIC Hawaii 7 - 8 TOTAL 35 - 45 Business Unit $ Millions IMTT 30 Atlantic Aviation 75 Contracted Power 45 MIC Hawaii 15 Corporate and Other 5 TOTAL 170 Business Unit $ Millions IMTT Repurposing and Repositioning 1 30 Other Strategic Capex 90 - 110 TOTAL 120 - 140 Growth Capex Maintenance Capex 2018 growth capital deployment anticipated to be approximately $300m 2018 maintenance capital expenditure (“capex”) forecast to be $35 – 45m

Update on IMTT

IMTT – Product Capacity

IMTT's portfolio is well diversified and includes significant capacity serving chemical, vegetable & tropical oils, and renewable products

Barrel capacity by product[(1)]

Chemical, Vegetable and Tropical Oils, and Renewable (26%)

- IMTT to continue leveraging its geographic locations to pursue this growing segment and increase product diversification



Crude 0.8
Renewable 1.5
Vegetable and Tropical Oils 2.5
Heavy and Residual Oil 17.3
Chemical 7.7
Gasoline 4.7
Distillates 10.5

Heavy & Residual (39%)

- Diversified sub product mix with continued customer interest
- Rightsizing capacity into clean products as part of ~3m barrel repurposing strategy
- Capacity highly flexible to handle a broad array of heavy products
- Two thirds of existing capacity located in the Lower Mississippi River ("LMR")

Gasoline & Distillates (34%)

- Significant portion located at the Bayonne facility in New York Harbor
- Opportunities from growing export market in LMR
- In New York Harbor's mature market, our focus is on infrastructure enhancement to better integrate with the supply chain

Source: IMTT. As at March 31, 2018.
1. Excludes 3.0m bbl in Newfoundland and 0.6m bbl related to a customer in Geismar

PAGE 10

IMTT – Facilities Overview

IMTT's two major terminal locations represent more than 80% of total storage capacity, in privileged positions in two of the four major marine bulk liquid markets in the US

Barrel capacity (45.0m)[1]

Terminal	Capacity (barrels m)	Capacity (% of total)	Key Products[2]				
			Heavy & Residual	Distillates & Gasoline	Chemical	Vegetable & Tropical	Renewable
St Rose	16.3	36.2%	✔		✔	✔	
Gretna	2.3	5.1%	✔			✔	
Avondale	1.1	2.4%			✔	✔	
Geismar	0.7	1.6%			✔		
LMR	**20.3**	**45.1%**					
Bayonne	**15.9**	**35.3%**	✔	✔	✔		
Quebec	2.0	4.4%		✔	✔		
Savannah-N	1.1	2.4%	✔	✔			
Savannah-S	1.0	2.2%		✔	✔		✔
Chesapeake	1.0	2.2%	✔				
Lemont	0.9	2.0%			✔		
Joliet	0.7	1.6%			✔		
Other[3]	2.1	4.7%	✔		✔		✔
Other	**8.8**	**19.6%**					
Total	**45.0**	**100.0%**					

Source: IMTT. As at March 31, 2018

1. Excludes 3.0m bbl in Newfoundland and 0.6m bbl related to a customer in Geismar.
2. Key Products excludes crude oil, which is only stored at St Rose.
3. Alamogordo, Bremen, Macon, Montgomery, Moundville, Richmond (VA), Richmond (CA).

IMTT terminals – privileged positions

LMR (20.3m barrels)

- IMTT's St. Rose – in close proximity to some of the largest, most efficient refineries in North America
- IMTT's Geismar – well positioned to capitalize on growth in export petrochemical production
- IMTT's Avondale – positioning as tropical oil hub
- Opportunities exist to repurpose and enhance clean product capacity and further improve terminal connectivity

Bayonne (15.9m barrels)

- IMTT's Bayonne – largest facility in New York Harbor, with premier marine infrastructure including 20 berths and deep draft
- New York Harbor largely handles product for domestic consumption in New York and Northeast markets
- Opportunities exist to further enhance IMTT's strategic positioning through improvements in connectivity

PAGE 11

IMTT – Repurposing and Repositioning

$225m program to repurpose and reposition IMTT, leveraging IMTT's privileged position to respond to market changes and capitalize on growth opportunities

Repurposing

Tank Repurposing

- Convert ~3m bbls in LMR from primarily heavy and residual oil into clean products to right-size
- Leverage existing terminal assets to increase exposure to growth product segments and further diversify revenue base

Identified	Commenced[2]
3m bbls	1.3m bbls
~$35m total cost	$15m cost

Expected deployment[2,3] in 2018: $15m

Repositioning

Infrastructure Connectivity

- Investments in truck, pipeline, marine and rail infrastructure to better integrate with supply chain
- Longer lead time projects with spend in late 2018 and beyond

Terminal Repositioning

- Leverage existing geographic footprint to further diversify product mix (e.g. chemical and tropical oil)

~$475m projects under review[1,2]:

Early Stage	Mid Stage	Late Stage
~$299m	~$119m	~$55m

Expected deployment[2,3] in 2018: $15m

Investment considerations: product diversification, financial accretion, long-term value, customer backing, customer supply chain integration and energy system connectivity

1. $225m program consists of $35m total cost for 3m bbls tank repurposing and probability weighted expectation of total projects under review, to be assessed and approved on the basis of investment considerations.
2. As at May 2, 2018.
3. Represents forecast cash expenditure in 2018. Capital committed to projects in 2018 may be higher.

PAGE 12

PAGE 13 60% 65% 70% 75% 80% 85% 90% 95% 100% 1Q08 1Q09 1Q10 1Q11 1Q12 1Q13 1Q14 1Q15 1Q16 1Q17 1Q18 Converted 1.3m bbls of refinery storage in St. Rose 1.3m bbls converted from 6 - oil to clean products in Bayonne 0.5m bbls converted from chemicals to distillate in St. Rose 0.7m bbls converted from 2 - oil to commodity chemicals in St. Rose IMTT has historically repurposed select capacity in response to customer demand and product trends, supporting high levels of utilization Source: IMTT IMTT average utilization by quarter IMTT – Historical Repurposing to Support Utilization

APPENDICES

PAGE 15 Tank repurposing involves three sequential stages: IMTT – Tank Repurposing Stages 1. The classification between maintenance and growth capex is based on the specific nature of the tank modifications. 2. Structural modifications can include pipelines, pumps and other specialized infrastructure . Stage 1. Initial clean 2. Clean conversion 3. Repurpose Objective Return to a state for heavy and residual use Take to a state for clean use Make necessary structural modifications 2 Length of time 1 - 2 months 1 - 2 months 1 - 5 months Capex classification Maintenance capex Mix of maintenance and growth capex 1 Growth capex

Summary Financial Information

	Quarter Ended March 31,		Change Favorable/(Unfavorable)	
	2018	2017	$	%
	($ In Thousands, Except Share and Per Share Data) (Unaudited)			
GAAP Metrics				
Net income	$ 46,795	$ 32,638	14,157	43.4
Weighted average number of shares outstanding: basic	84,821,453	82,138,168	2,683,285	3.3
Net income per share attributable to MIC	$ 0.91	$ 0.44	0.47	106.8
Cash provided by operating activities(1)	144,102	127,594	16,508	12.9
MIC Non-GAAP Metrics				
EBITDA excluding non-cash items(2)	$ 180,919	$ 180,315	604	0.3
Shared service implementation costs(3)	-	2,354	(2,354)	(100.0)
Investment and acquisition costs(3)	944	-	944	NM
Adjusted EBITDA excluding non-cash items(3)	$ 181,863	$ 182,669	(806)	(0.4)
Cash interest(4)	$ (29,813)	$ (25,874)	(3,939)	(15.2)
Cash taxes	(3,871)	(3,721)	(150)	(4.0)
Maintenance capital expenditures	(9,862)	(4,476)	(5,386)	(120.3)
Noncontrolling interest(5)	(2,431)	(1,671)	(760)	(45.5)
Adjusted Free Cash Flow(3)	$ 135,886	$ 146,927	(11,041)	(7.5)

NM - Not meaningful

(1) Conformed to current period presentation for the adoption of ASU No. 2016-18, *Statement of Cash Flows (Topic 230): Restricted Cash*. See Note 2, "Basis of Presentation", in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2018.

(2) EBITDA excluding non-cash items is calculated as net income before interest expense, taxes, depreciation and amortization expense, management fees, pension expense and other non-cash (income) expense recorded in the consolidated statement of operations. See below for reconciliation of net income (loss) to EBITDA excluding non-cash items.

(3) Adjusted EBITDA excluding non-cash items and Adjusted Free Cash Flow exclude costs relating to certain investment and acquisition activities for the quarter ended March 31, 2018 and exclude costs relating to implementation of our shared services center for the quarter ended March 31, 2017.

(4) Cash interest is calculated as interest expense, net, excluding the impact of non-cash adjustments for unrealized (gains) losses from derivative instruments, amortization of deferred financing costs and the amortization of debt discount recorded in the consolidated statement of operations.

(5) Noncontrolling interest adjustment represents the portion of Free Cash Flow not attributable to MIC's ownership interest.

PAGE 16

PAGE 17 Reconciliation from Consolidated Free Cash Flow to Proportionately Combined Free Cash Flow 2018 2017 $ % Free Cash Flow - Consolidated basis $ 137,373 $ 146,244 (8,871) (6.1) (14,527) (9,839) MIC's share of Contracted Power Free Cash Flow 12,099 8,171 (10,750) (14,936) MIC's share of MIC Hawaii Free Cash Flow 10,747 14,933 Free Cash Flow - Proportionately Combined basis $ 134,942 $ 144,573 (9,631) (6.7) Change Favorable/(Unfavorable) ($ In Thousands) (Unaudited) Quarter Ended March 31, 100% of MIC Hawaii Free Cash Flow included in consolidated Free Cash Flow 100% of Contracted Power Free Cash Flow included in consolidated Free Cash Flow

Proportionately Combined Free Cash Flow – Quarter Ended March 31, 2018

	For the Quarter Ended March 31, 2018							
	IMTT	Atlantic Aviation	Contracted Power[1]	MIC Hawaii[1]	MIC Corporate	Proportionately Combined[2]	Contracted Power 100%	MIC Hawaii 100%
	($ in Thousands) (Unaudited)							
Net income (loss)	25,280	32,967	4,268	2,210	(19,244)	**45,481**	5,581	2,211
Interest expense, net[3]	7,739	69	896	1,292	8,727	**18,723**	885	1,290
Provision (benefit) for income taxes	9,686	12,111	950	805	(6,773)	**16,779**	950	805
Depreciation and amortization of intangibles	33,249	25,479	13,644	4,150	164	**76,686**	15,527	4,155
Fees to Manager-related party	-	-	-	-	12,928	**12,928**	-	-
Pension expense[4]	2,080	5	-	127	41	**2,253**	-	127
Other non-cash expense (income), net[5]	94	312	(1,884)	6,199	163	**4,884**	(1,888)	6,199
EBITDA excluding non-cash items	78,128	70,943	17,874	14,783	(3,994)	**177,734**	21,055	14,787
EBITDA excluding non-cash items	78,128	70,943	17,874	14,783	(3,994)	**177,734**	21,055	14,787
Interest expense, net[3]	(7,739)	(69)	(896)	(1,292)	(8,727)	**(18,723)**	(885)	(1,290)
Convertible senior notes interest[6]	-	(2,012)	-	-	2,012	**-**	-	-
Adjustments to derivative instruments recorded in interest expense, net[3]	(4,042)	(4,367)	(5,201)	(667)	-	**(14,277)**	(5,970)	(670)
Amortization of debt financing costs[3]	411	279	365	97	1,883	**3,035**	379	97
Amortization of debt discount[3]	-	-	-	-	897	**897**	-	-
(Provision) benefit for current income taxes	(4,276)	(6,533)	(16)	(639)	7,593	**(3,871)**	(16)	(639)
Changes in working capital	5,089	6,019	1,189	(6,139)	(9,021)	**(2,863)**	919	(6,139)
Cash provided by (used in) operating activities	67,571	64,260	13,315	6,143	(9,357)	**141,932**	15,482	6,146
Changes in working capital	(5,089)	(6,019)	(1,189)	6,139	9,021	**2,863**	(919)	6,139
Maintenance capital expenditures	(6,989)	(1,302)	(27)	(1,535)	-	**(9,853)**	(36)	(1,535)
Proportionately Combined Free Cash Flow	55,493	56,939	12,099	10,747	(336)	**134,942**	14,527	10,750

PAGE 18

PAGE 19 Proportionately Combined Free Cash Flow – Quarter Ended March 31, 2017 IMTT Atlantic Aviation Contracted Power (1) MIC Hawaii (1) MIC Corporate Proportionately Combined (2) Contracted Power 100% MIC Hawaii 100% Net income (loss) 23,816 21,826 (1,954) 4,875 (15,938) 32,625 (1,939) 4,873 Interest expense, net (3) 8,757 3,446 4,790 1,710 6,151 24,854 5,383 1,711 Provision (benefit) for income taxes 16,548 14,550 27 3,379 (12,431) 22,073 27 3,379 Depreciation and amortization of intangibles 31,520 25,033 13,461 3,476 - 73,490 15,340 3,481 Fees to Manager-related party - - - - 18,223 18,223 - - Pension expense (4) 2,416 5 - 273 - 2,694 - 273 Other non-cash expense (income), net (5) 68 62 (2,003) 5,571 188 3,886 (2,024) 5,571 EBITDA excluding non-cash items 83,125 64,922 14,321 19,284 (3,807) 177,845 16,787 19,288 EBITDA excluding non-cash items 83,125 64,922 14,321 19,284 (3,807) 177,845 16,787 19,288 Interest expense, net (3) (8,757) (3,446) (4,790) (1,710) (6,151) (24,854) (5,383) (1,711) Convertible senior notes interest (6) - (1,744) - - 1,744 - - - Adjustments to derivative instruments recorded in interest expense, net (3) (1,320) 133 (1,614) (226) - (3,027) (1,834) (226) Amortization of debt financing costs (3) 411 314 364 105 993 2,187 379 105 Amortization of debt discount (3) - - - - 619 619 - - (Provision) benefit for current income taxes (2,258) (2,872) (88) (1,451) 2,948 (3,721) (88) (1,451) Changes in working capital (7) 736 (6,116) (879) (8,726) (8,434) (23,419) (585) (8,727) Cash provided by (used in) operating activities 71,937 51,191 7,314 7,276 (12,088) 125,630 9,276 7,278 Changes in working capital (7) (736) 6,116 879 8,726 8,434 23,419 585 8,727 Maintenance capital expenditures (2,460) (925) (22) (1,069) - (4,476) (22) (1,069) Proportionately Combined Free Cash Flow 68,741 56,382 8,171 14,933 (3,654) 144,573 9,839 14,936 ($ in Thousands) (Unaudited) For the Quarter Ended March 31, 2017

PAGE 20 Proportionately Combined Free Cash Flow – Footnotes (2) The sum of the amounts attributable to MIC in proportion to its ownership. (1) Represents MIC's proportionately combined interests in the businesses comprising these reportable segments. (3) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and non-cash amortization of debt discount related to the 2.00% Convertible Senior Notes due October 2023. (5) Other non-cash expense (income), net, primarily includes non-cash amortization of tolling liabilities, unrealized gains (losses) on commodity hedges and non-cash gains (losses) related to disposal of assets. See "Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) excluding non-cash items, Free Cash Flow and Proportionately Combined Metrics" above for further discussion. (4) Pension expense primarily consists of interest cost, expected return on plan assets and amortization of actuarial and performance gains and losses. (6) Represents the cash interest expense reclassified from MIC Corporate to Atlantic Aviation related to the 2.00% Convertible Senior Notes due October 2023, proceeds of which were used to pay down a portion of Atlantic Aviation's credit facility in October 2016. (7) Conformed to current period presentation for the adoption of ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. See Note 2, ‘‘Basis of Presentation’’, in our Notes to Consolidated Condensed Financial Statements in Part I of Form 10-Q for the quarter ended March 31, 2018.

PAGE 21 Credit Profile 1. Leverage ratio adjusted for full year EBITDA impact of acquisitions. 2. As of May 1 , 2018. 3. Proportionate to MIC’s ownership interest. 4. Reflects annualized interest rate on all facilities including interest rate hedges. 5. Excludes $2.5 million of equipment loans at MIC Hawaii business .  Holding company rated BBB -  Proportionately combined leverage ratio of 4.9x (excluding renewable assets) 1 Business Debt Weighted Average Remaining Life ( Years) Balance Outstanding ($000’s) 2,3 Weighted Average Rate 4 MIC Corporate Revolving Facility Convertible Senior Notes 3.7 3.5 154,500 752,445 3.66% 2.41% IMTT Senior Notes Tax - Exempt Bonds Revolving Facility 8.0 4.1 2.1 600,000 508,975 217,000 3.97% 3.31% 3.41% Atlantic Aviation Term Loan Revolving Facility 3.4 3.4 385,000 291,000 2.75% 3.66% Contracted Power Renewables – Project Finance BEC – Term Loan 14.2 4.3 258,565 248,500 4.83% 3.91% MIC Hawaii 5 Term Loan Senior Notes Revolving Facility 5.4 4.3 4.8 96,281 100,000 15,000 2.85% 4.22% 3.16% Total 5.1 3,627,266 3.38%